Exhibit 99.1

ITG Names T. Kelley Millet to its Board of Directors

NEW YORK, August 11, 2014 — ITG (NYSE: ITG), a leading independent execution and research broker, today announced that T. Kelley Millet has been appointed to its Board of Directors.

Mr. Millet is currently the CEO, Vice Chairman and Treasurer of Banca IMI Securities in New York and also serves on the Board of The Mutual Fund Store. From 2006 to 2011, Mr. Millet served as President and Board Member at electronic fixed-income trading provider MarketAxess Holdings.  Prior to MarketAxess, he held a variety of senior positions at Bear Stearns, including Global Head of Capital Markets and Credit Trading, and at J.P. Morgan, where he started his career in 1982.  He holds a B.A. in Economics from Amherst College.

“My colleagues and I are excited to welcome Kelley to ITG’s Board of Directors,” said Bob Gasser, ITG Chief Executive Officer and President. “His deep industry knowledge, particularly in fixed income, will make him a valuable contributor to ITG’s Board. We look forward to leveraging his expertise.”

Commenting on his appointment, Mr. Millet said, “ITG is well known for its innovative, unconflicted approach to partnering with institutional investors.  I look forward to working closely with ITG’s management and Board of Directors as the firm builds upon its success in equities and expands into fixed income and other asset classes.”

About ITG

ITG is an independent execution and research broker that partners with global portfolio managers and traders to provide unique data-driven insights throughout the investment process. From investment decision through settlement, ITG helps clients understand market trends, improve performance, mitigate risk and navigate increasingly complex markets. ITG is headquartered in New York with offices in North America, Europe, and Asia Pacific. For more information, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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